As filed with the Securities and Exchange Commission on July 14, 2006.	File No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTERFACE, INC.
(Exact Name of Issuer as Specified in its Charter)
Georgia (State or Other Jurisdiction of Incorporation or Organization)	58-1451243 (I.R.S. Employer Identification Number)

Suite 2000
2859 Paces Ferry Road
Atlanta, Georgia 30339
(Address and Zip Code of Principal Executive Offices)

INTERFACE, INC. OMNIBUS STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENTS BETWEEN
INTERFACE, INC. AND DON G. AARON
(Full Titles of the Plans)

Raymond S. Willoch, Esquire
Senior Vice President-Administration, General Counsel and Secretary
INTERFACE, INC.
Suite 2000
2859 Paces Ferry Road
Atlanta, Georgia 30339
(770) 437-6800
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximu Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A or Class B Common Stock, par value $.10 per share	3,873,155 (1)	$11.675 (2)	$45,219,084.63	$4,838.44
Class A or Class B Common Stock, par value $.10 per share	40,000 (3)	$7.00 (4)	$280,000.00	$29.96

(1) Represents 3,873,155 shares of common stock, par value $.10 per share (“Common Stock”), that may be offered and sold pursuant to the Interface, Inc. Omnibus Stock Incentive Plan (the “Omnibus Plan”). Such shares are being registered in connection with an amendment and restatement increasing the number of shares that may be issued under the Omnibus Plan and are in addition to shares of Common Stock previously registered for issuance under the Omnibus Plan.

(2) In accordance with Rule 457(c) and 457(h), the registration fee with respect to the Omnibus Plan is computed on the basis of $11.675, the average of the high and low sales prices of the Common Stock reported on the Nasdaq national market system on July 12, 2006.

(3) Represents an aggregate of 40,000 shares of Common Stock that may be issued pursuant to individual Stock Option Agreements between Interface, Inc. and Don G. Aaron (the “Stock Option Agreements”), as adjusted to reflect the antidilution provisions of the Stock Option Agreements.

(4) In accordance with Rule 457(h), the registration fee with respect to the Stock Option Agreements is computed based on the exercise price under the Stock Option Agreements, as adjusted to reflect the antidilution provisions of the Stock Option Agreements.

PART I.     INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the Note to Part I of Form S-8, the information specified by Part I has been omitted from this Registration Statement.

PART II.     INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Interface, Inc. (the “Registrant”) are incorporated by reference into this Registration Statement and are deemed to be a part hereof from the date of the filing of such documents:

(1)  The Registrant’s Annual Report on Form 10-K for its fiscal year ended January 1, 2006.

(2)  All other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the Registrant’s Annual Report on Form 10-K for its fiscal year ended January 1, 2006.

(3)  The description of the Common Stock contained in the Registration Statement on Form 8-A, filed on April 30, 1994, as amended by a Form 8 filed on August 19, 1988, including all amendments or reports, filed for the purpose of updating such description.

(4)  All other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities that remain unsold.

ITEM 4.     DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.      INTERESTS OF NAMED EXPERTS AND COUNSEL

Raymond S. Willoch, who is providing the legal opinion attached as Exhibit 5.1 hereto, is Senior Vice President-Administration, General Counsel and Secretary of the Registrant and is eligible to participate in the Omnibus Plan.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

As provided under Georgia law, the Registrant’s Articles of Incorporation, as amended, provide that a director shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of duty of care or any other duty owed to the Registrant as a director, except that such provision shall not eliminate or limit the liability of a director (1) for any appropriation, in violation of his duties, of any business opportunity of the Registrant, (2) for acts or omissions which involve intentional misconduct or a knowing violation of law, (3) for unlawful corporate distributions, or (4) for any transaction from which the director received an improper benefit.

Under Article VII of the Registrant’s Bylaws, as amended, the Registrant is authorized to indemnify its officers and directors for any liability and expense incurred by them in connection with or resulting from any threatened, pending or completed legal action or other proceeding or investigation by reason of his being or having been an officer or director. An officer or director may only be indemnified if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to a criminal matter, he did not have reasonable cause to believe that his conduct was unlawful. No officer or director who has been adjudged liable for the improper receipt of a personal benefit is entitled to indemnification.

Any officer or director who has been wholly successful on the merits or otherwise in an action or proceeding in his official capacity is entitled to indemnification as to expenses by the Registrant. All other determinations in respect of indemnification shall be made by either: (1) a majority vote of a quorum of disinterested directors; (2) independent legal counsel selected in accordance with the Bylaws and at the request of the Board; or (3) the holders of a majority of the Registrant’s stock who at such time are entitled to vote for the election of directors.

The provisions of the Registrant’s Bylaws on indemnification are consistent in all material respects with the laws of the State of Georgia, which authorize indemnification of corporate officers and directors.

Subject to the foregoing, the Registrant has entered into indemnification agreements with each of its executive officers and directors providing such officers and directors indemnification and expense advancement to the fullest extent permitted by applicable law and the Registrant’s Articles of Incorporation and Bylaws, subject to certain limitations and procedural requirements. The Registrant’s directors and officers are also insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.     EXHIBITS

The exhibits included as part of this Registration Statement are as follows:

Exhibit Number	Description

4.1
Interface, Inc. Omnibus Stock Incentive Plan, as amended and restated February 22, 2006 (included as Exhibit 99.1 to the Company’s current report on Form 8-K dated May 18, 2006, previously filed with the Commission and incorporated herein by reference).

4.2	Stock Option Agreement between Interface, Inc. and Don G. Aaron dated July 31, 1996

4.3	Stock Option Agreement between Interface, Inc. and Don G. Aaron dated July 31, 1997

4.4	Stock Option Agreement between Interface, Inc. and Don G. Aaron dated July 31, 1998

4.5	Stock Option Agreement between Interface, Inc. and Don G. Aaron dated July 31, 1999

4.6	Stock Option Agreement between Interface, Inc. and Don G. Aaron dated July 31, 2000

5.1	Opinion of Raymond S. Willoch, Senior Vice President-Administration, General Counsel and Secretary of the Registrant

23.1	Consent of BDO Seidman, LLP

23.2	Consent of Raymond S. Willoch, Senior Vice President-Administration, General Counsel and Secretary of the Registrant (included in Exhibit 5.1)

24	Power of Attorney (included on Signature Page of this Registration Statement)

ITEM 9.     UNDERTAKINGS

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

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(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the Articles of Incorporation or Bylaws or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on July 14, 2006.

INTERFACE, INC. By: /s/ Daniel T. Hendrix Daniel T. Hendrix President and Chief Executive Officer

Each person whose signature appears below hereby constitutes and appoints Daniel T. Hendrix and Patrick C. Lynch, and either of them, his/her true and lawful attorneys-in-fact with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing whatsoever requisite and desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities indicated, on July 14, 2006.

Signature	Title
/s/ Daniel T. Hendrix Daniel T. Hendrix	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Patrick C. Lynch Patrick C. Lynch	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Ray C. Anderson Ray C. Anderson	Non-Executive Chairman of the Board
/s/ Edward C. Callaway Edward C. Callaway	Director

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/s/ Dianne Dillon-Ridgley Dianne Dillon-Ridgley	Director
/s/ Carl I. Gable Carl I. Gable	Director
/s/ June M. Henton June M. Henton	Director
/s/ Christopher G. Kennedy Christopher G. Kennedy	Director
/s/ James B. Miller, Jr. James B. Miller, Jr.	Director
/s/ Thomas R. Oliver Thomas R. Oliver	Director
/s/ Clarinus C. Th. van Andel Clarinus C. Th. van Andel	Director

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EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description Exhibit

4.1
Interface, Inc. Omnibus Stock Incentive Plan, as amended and restated February 22, 2006 (included as Exhibit 99.1 to the Company’s current report on Form 8-K dated May 18, 2006, previously filed with the Commission and incorporated herein by reference).

4.2	Stock Option Agreement between Interface, Inc. and Don G. Aaron dated July 31, 1996

4.3	Stock Option Agreement between Interface, Inc. and Don G. Aaron dated July 31, 1997

4.4	Stock Option Agreement between Interface, Inc. and Don G. Aaron dated July 31, 1998

4.5	Stock Option Agreement between Interface, Inc. and Don G. Aaron dated July 31, 1999

4.6	Stock Option Agreement between Interface, Inc. and Don G. Aaron dated July 31, 2000

5.1	Opinion of Raymond S. Willoch, Senior Vice President-Administration, General Counsel and Secretary of the Registrant

23.1	Consent of BDO Seidman, LLP

23.2	Consent of Raymond S. Willoch, Senior Vice President-Administration, General Counsel and Secretary of the Registrant (included in Exhibit 5.1)

24.1	Power of Attorney (included on Signature Page of this Registration Statement)